LICENSE AGREEMENT

     THIS LICENSE AGREEMENT is made this 31st day of July, 1998 by and between ROHM CO., LTD. a corporation organized and existing under the laws of Japan, with a principal place of business at 21, Saiin Mizosaki-cho, Ukyo-ku, Kyoto, 615, Japan (hereinafter referred to as "Rohm") and GATEFIELD CORPORATION, a corporation organized and existing under the laws of Delaware, U.S.A., having its principal place of business at 47100 Bayside Parkway, Fremont, California, 94538-9942, U.S.A. (hereinafter called "GateField).

     WHEREAS, GateField has developed proprietary ProASIC Technology and has applied this ProASIC Technology in the design, manufacture, marketing and selling of its Standard ProASIC Products and licensing the ProASIC Technology; and

     WHEREAS, Rohm is engaged in the development, manufacturing and marketing of proprietary semiconductor products including FPGAs and has an existing license from GateField for the design, manufacture and marketing of Standard ProASIC Products down to 0.5 micron with a maximum density of 10,000 gates or less; and

     WHEREAS, Rohm desires to obtain a license from GateField to use and apply GateField's proprietary ProASIC Technology in the design, manufacture and marketing of Standard ProASIC Products and ProASIC Chip on Chip Products down to 0.35 micron with no limitation on density, and pay GateField technology transfer non-recurring engineering fees; and

     WHEREAS, Rohm also desires to obtain a license from GateField to use and apply GateField's proprietary ProASIC Technology in the development, modification, use and sale by Rohm for Embedded Applications of 0.25 micron and below; and

     WHEREAS, Rohm also desires to obtain an expanded master license from GateField for the 4p2 Version of GateField's ASICmaster Software; and

     WHEREAS, Rohm also desires to obtain a license from GateField for the development, manufacture, modification, use and sale by Rohm of GateField's Current ProASIC Products; and

     WHEREAS, GateField is willing to grant Rohm these additional license rights as provided for herein.

     NOW, THEREFORE, the parties agree as follows:

1.   DEFINITIONS

     For the purpose of this Agreement, the following terms shall have meanings specified:

     "ASICMAKER" means the proprietary hardware programmer developed by Gatefield for programming GateField ProASIC Products.

     "EMBEDDED APPLICATIONS" means the integration of GateField's ProASIC Technology as a subset of a silicon device in the same chip.

"GATEFIELD PROASIC TECHNOLOGY" or "PROASIC TECHNOLOGY" means the proprietary ProASIC technology developed and owned by GateField including the architecture, switch cell design and operation, programming logic, analog and high voltage circuit design, simulation, verification and testing, and methodologies, but excluding all software except for the architectural file generation software which shall be included.

"GATEFIELD'S CURRENT PROASIC PRODUCTS" means GateField's standard field programmable gate array GF100K, GF250F and GF260F Product families utilizing GateField ProASIC technology as specified in GateField's current product list.

"GROSS REVENUE" means all revenue derived by Rohm from the sale or use of silicon products utilizing GateField ProASIC Technology in Embedded Applications.

"PROASIC CHIP ON CHIP PRODUCTS" means the application of GateField's Standard ProASIC Products with other silicon products directly placed on the mother chip utilizing Rohm's Chip on Chip packaging technology as developed by Rohm including, but not limited to the drawing attached hereto as Attachment A, as an example.

     "STANDARD PROASIC PRODUCTS" or "PROASIC PRODUCTS" mean standard field programmable gate array products utilizing GateField ProASIC technology in non-embedded applications and in multi-chip applications. Standard ProASIC Products includes GateField's Current ProASIC Products as well as any future ProASIC Products.

     "VERSION 4P2 ASICMASTER SOFTWARE" means the proprietary place and route software developed and owned by GateField for programming GateField ProASIC Products in current version 4p2 release dated March 27, 1998.

 "ROHM CUSTOMERS" means end users of the ProASIC Products sold by Rohm.

2.   LICENSE GRANTS

2.1    STANDARD PROASIC PRODUCT LICENSE

2.1.1 GateField grants to Rohm the worldwide, nontransferable, nonexclusive and royalty-free license of the GateField ProASIC Technology for the development, modification, manufacturing, use and sale by Rohm of Standard ProASIC Products down to 0.35 micron with no limitation on density.

2.2    EMBEDDED APPLICATIONS LICENSE

2.2.1 GateField grants to Rohm the worldwide, nontransferable, nonexclusive license of GateField's ProASIC Technology for the development, modification, manufacturing, use and sale by Rohm for Embedded Applications down to 0.35 micron on a royalty free basis and of 0.25 micron and below with royalties as provided for in Section 4.2.

2.3    PROASIC CHIP ON CHIP PRODUCT LICENSE

2.3.1 GateField grants to Rohm the worldwide, nontransferable, exclusive license of GateField's ProASIC Technology for the development, modification, manufacturing, use and sale by Rohm for ProASIC Chip on Chip Products with no limitation on design rule and density.

2.4    GATEFIELD CURRENT PROASIC PRODUCT LICENSE

2.4.1 GateField grants to Rohm the worldwide, nontransferable, nonexclusive and royalty-free license for the development, modification, manufacturing, use and sale by Rohm of the GateField Current ProASIC Products.

2.5    VERSION 4P2 ASICMASTER SOFTWARE LICENSE

2.5.1 GateField grants to Rohm a worldwide, nontransferable, nonexclusive master license for the 4p2 Version ASICmaster Software for use with Embedded Applications and Standard ProASIC Products. Rohm has the right to modify the 4p2 Version ASICmaster Software to support all Embedded Applications and Standard ProASIC Products manufactured and sold by ROHM. Furthermore, GateField shall grant to Rohm the worldwide, nontransferable, nonexclusive and royalty-free master license for the 4p2 Version ASICmaster Software for use with Embedded Applications of 0.25 micron and below.

3.   LICENSE RESTRICTIONS

3.1 The license grants specified in Section 2 above do not include the right to sublicense the manufacture or sale of the GateField Current ProASIC Products.

3.2 The license grants specified in Section 2 above do not include the right to sublicense the ProASIC Technology or any manufacturing rights.

3.3 In the event that GateField enters into a license agreement with a third party for the same licenses granted in Section 2 above, when taken as a whole, on terms that are more favorable to such third party, then Rohm and GateField agree to adjust the terms and conditions of the licenses granted by GateField to Rohm hereunder in order to make the license grants to Rohm
generally comparable on a perspective basis.   Following the effective date
of this Agreement, GateField agrees to notify Rohm of any grant to a third party of the same licenses granted to Rohm hereunder.

4.   LICENSE FEES AND ROYALTIES

4.1 Rohm shall pay to GateField a license fee for all the licenses granted to Rohm in Section 2 above in the amount of $2,500,000 U.S. Dollars. This license fee shall be payable upon execution of this License Agreement between the parties. This license fee is inclusive of the license fee for the expanded license for the GateField Version 4p2 ASICmaster Software.

4.2 In addition, Rohm agrees to pay GateField a royalty equal to 5% of Gross Revenue based on the area ratio of the ProASIC Technology on the chip to the total chip area for any Embedded Applications and royalties due for that quarter. The royalties shall be computed by multiplying the area ratio of the ProASIC Technology on the chip as determined above times .05 times the Gross Revenue. Rohm agrees to provide GateField with quarterly royalty reports showing sales amounts of all Embedded Applications of 0.25 and below and royalties due for that month. GateField shall have the right to audit Rohm's records upon 10 days advance notice and if the royalty report for any quarterly period varies more than 5% with the audited records, Rohm agrees to pay for the expenses of the audit.

4.3 All payments due GateField hereunder are due and payable net 30 days after invoice, except that the payment of the license fee specified in
Section 4.1 shall be due and payable  by the 14th day of August, 1998.

4.4 Any withholding taxes imposed by the Japanese tax authorities in relation to the amount paid to GateField under this Section 4 shall be borne by GateField. In such case, Rohm shall cooperate with GateField so that after Rohm deducts and pays any such withholding taxes on behalf of GateField, Rohm shall obtain and forward to GateField certificates of payment of such taxes from the appropriate authorities.

5.   TECHNOLOGY TRANSFER

GateField will transfer to Rohm the applicable GateField ProASIC Technology for the licenses granted in Section 2 to Rohm as specified in the List of Deliverables For Licenses attached hereto as Attachment B in a mutually agreeable fashion and provide the necessary technology transfer non-recurring engineering services to Rohm on a time and material basis.

6.   MANUFACTURING

6.1 Rohm shall manufacture the Standard ProASIC Products for the purpose of designing, sales, marketing and usage by Rohm and agrees to supply these ProASIC Products to GateField pursuant to Section 9 of this Agreement.

6.2 Rohm shall have the right to modify the designs of the Standard ProASIC Products at any time but must advise GateField prior to making any changes affecting functionality or performance and provide GateField with details of the modifications.

7.   SOFTWARE

7.1 GateField grants Rohm a non-exclusive, nontransferable worldwide object code license to use and modify the Version 4p2 ASICmaster Software and the architecture file generator for internal development purposes only and to sublicense the ASICmaster Software as modified to operate on Standard ProASIC Products to Rohm Customers for use only with the Standard ProASIC Products sold by Rohm during the term of this Agreement. GateField's Software License Agreement is attached to this Agreement as Attachment C and is incorporated herein by reference and shall apply to the Version 4p2 ASICmaster Software used or sublicensed by Rohm.

7.2 For the first nine (9) months after the date of this Agreement or until the monthly volume of software licenses exceeds 25 copies of the Version 4p2 ASICmaster Software, whichever occurs first, GateField shall issue the Version 4p2 ASICmaster Software with the architecture files license key for Rohm Customers and send a copy of the Version 4p2 ASICmaster Software with the architecture files directly to the Rohm Customer as specified by Rohm. Rohm will have responsibility for:

issuing quotes to the Rohm Customer for the Version 4p2 ASICmaster Software; having a software license and maintenance agreement in substantially the same form as GateField's Software License Agreement, a copy of which is attached to this Agreement as Attachment C signed between Rohm and the Rohm Customer; invoicing the Rohm Customer for the Version 4p2 ASICmaster Software license fee; and notifying GateField of all relevant Rohm Customer information necessary for GateField to send the Rohm Customer a copy of the Version 4p2 ASICmaster Software and license key.

7.3 After the first nine (9) months of this Agreement or after the monthly volume of software licenses exceeds 25 copies of the Version 4p2 ASICmaster Software, which ever occurs first, GateField shall provide Rohm with a master copy of the Version 4p2 ASICmaster Software with the architecture files and Rohm shall have the right and obligation to make copies and issue Version 4p2 ASICmaster Software license keys for distribution to Rohm Customers consistent with the above license grant. Rohm agrees to utilize the same software security system and procedures used by GateField in making software copies and issuing software license keys. Rohm shall have the responsibilities specified in Section 7.2 (a) through (c) above when issuing Version 4p2 ASICmaster Software copies and license keys directly to Rohm Customers.

7.4 Rohm shall provide warranty, maintenance and customer support for the Version 4p2 ASICmaster Software to its Rohm Customers. GateField shall provide warranty and maintenance support to Rohm on an as needed basis for bug fixes as reasonably determined by GateField and updates to the Version 4p2 ASICmaster Software at the discretion of GateField, each on a time and material basis at GateField's standard rates.

7.5 Rohm agrees to keep records and software license and maintenance agreements showing compliance with this Agreement and agrees to provide copies to GateField upon request.

8.   ROHM DISTRIBUTION RIGHTS

8.1 Rohm shall have the right to market and sell the Standard ProASIC Products, Version 4p2 ASICmaster Software Licenses and ASICmaker under the ProASIC trademark. Rohm may alter the

ProASIC trademark logo by using regular lettering. Rohm agrees to use the ProASIC trademark on all Standard ProASIC Products, ASICmaker, Embedded Applications, ProASIC Chip on Chip Products and copies of the Version 4p2 ASICmaster Software, including all documentation and collateral material. GateField grants Rohm a license to use its ProASIC trademark and logo during the term of this Agreement on the Standard ProASIC Products, Embedded Applications, ProASIC Chip on Chip Products and copies of the Version 4p2 ASICmaster Software and ASICmaker only. Rohm shall comply with all quality standards for GateField trademarks as provided by GateField from time to time.

9.   GATEFIELD RESALE RIGHTS

9.1 Rohm agrees to manufacture and test Standard ProASIC Products for purchase by GateField at a reasonable price to be mutually agreed upon and grants GateField the nonexclusive, worldwide, nontransferable, royalty-free right and license to resell the Standard ProASIC Products through its authorized sales channels under the GateField name with the ProASIC logo, including any ASICmaker modules and ASICmaster Software developed by Rohm specific to the Standard ProASIC Products.

9.2 Rohm warrants that the prices specified in Section 9.1 hereof charged to GateField for Standard ProASIC Products shall be the most favorable price when taken as a whole and generally comparable on a perspective basis. In the event Rohm grants lower prices or more favorable pricing terms for the Standard ProASIC Products than those specified in this Agreement, Rohm agrees to notify GateField immediately and provide the same prices and/or terms to GateField.

10.  PROPRIETARY RIGHTS AND CONFIDENTIALITY

10.1 GateField is the exclusive owner of the GateField ProASIC Technology and all modifications, versions, and derivatives of the GateField ProASIC Technology and products, including all patents, copyrights, trade secrets or other intellectual property rights. The only rights granted Rohm under this Agreement are the license rights specified in Section 2, Section 7.2, Section 7.3, Section 7.4 and Section 8.1.

10.2 Rohm agrees to protect the confidentiality of the GateField ProASIC Technology and products and any other GateField proprietary or confidential information disclosed to Rohm under this Agreement ("Proprietary
Information") during the term of this Agreement and for a period of five (5) years after termination.

10.3 Rohm shall protect the disclosed Proprietary Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Proprietary Information as Rohm uses to protect its own proprietary information of a like nature.

10.4 This Agreement imposes no confidentiality obligation upon Rohm with respect to Information that: (a) was in Rohm's possession without a duty of confidentiality before receipt from GateField, provided there is legally sufficient evidence of such prior possession and further provided that Rohm gives the GateField written notice when it first becomes aware of such prior possession and provides GateField with a copy of Rohm's evidence of such prior possession to the extent it is legally permitted to do so; (b) is or becomes a matter of public knowledge through no fault of Rohm; (c) is lawfully received by Rohm from a third party without a duty of confidentiality to the GateField; (d) is independently developed by Rohm, provided that the parties who independently developed the Proprietary Information had no access to, or knowledge, direct or indirect, of the GateField's Proprietary Information and further provided that there is legally sufficient evidence of the independent development and further provided that Rohm gives GateField written notice when it first becomes aware of this independent development and provides GateField with copies of Rohm's evidence of such independent development to the extent it is legally permitted to do so; (e) is disclosed under operation of law, provided Rohm gives the GateField prior written notice of such demand for disclosure and an opportunity to prevent or limit such disclosure; or (f) is disclosed by Rohm with GateField's prior written approval.

10.5 GateField warrants that it has the right to make the disclosures under this Agreement. NO OTHER WARRANTIES ARE MADE BY GATEFIELD UNDER THIS AGREEMENT. ANY INFORMATION EXCHANGED UNDER THIS AGREEMENT IS PROVIDED "AS IS".

10.6 Both parties agree that in the event of a breach of this Section, GateField shall be entitled to injunctive relief in addition to any other remedies which may be available.

10.7 The ownership of Rohm proprietary rights and Rohm confidential information as well as GateField's obligations to keep such information confidential is covered in the Foundry Manufacturing Agreement previously signed between Rohm and GateField.

11.  PATENTS AND COPYRIGHTS

11.1 GateField will defend any suit or proceeding brought against Rohm and indemnify Rohm for the damages and costs awarded therein against Rohm so far as based on a claim that the GateField ProASIC Technology as transferred to Rohm, or any part thereof, furnished under this Agreement constitutes an infringement of any design patent or copyright if notified promptly in writing and given authority, information and assistance (at GateField expense). In case the Standard ProASIC Products, or any part thereof, is enjoined, or GateField believes it could be enjoined, GateField shall at its own expense and at its option, either procure for Rohm the right to continue using the Products or part, or replace same with a non-infringing product with similar performance, or grant Rohm a refund of moneys paid to GateField for product rights under this Agreement in accordance with a three (3) year straight line depreciation policy.

11.2 GateField shall not be liable to Rohm under any provision of this clause if any patent or copyright infringement, or claim thereof, is based upon modifications made by Rohm, or the manufacturing process (excluding the manufacturing process used by Rohm and instructed by GateField) for the ProASIC Products, or in a manner for which the ProASIC Products were not designed.

12.  COMPLIANCE WITH GOVERNMENTAL REGULATIONS

12.1 The technology license and sale of ProASIC Products shall be, at all times, subject to any applicable U.S., Japan and any other applicable jurisdiction export control laws and regulations and applicable import control laws. Both parties shall comply with such laws and regulations, including without limitation, record keeping and inspection requirements. Rohm acknowledges that GateField is subject to regulation under laws of the United States, under which export or diversion of ProASIC Products to certain countries is prohibited. Both parties agree that they will not export or re-export outside CoCom Countries, directly or indirectly, any ProASIC Products or technical data relating to ProASIC Products without the prior written consent of the other party and compliance with all applicable regulations.

13.  RELATIONSHIP BETWEEN PARTIES

13.1 GateField and Rohm are independent contractors and are not, and shall not represent themselves as, principal and agent nor joint ventures. GateField and Rohm shall act as a principal on its own behalf and has no legal power or authority, express or implied, to act for or obligate the other party in any manner.

14.  ASSIGNABILITY

14.1 Neither this Agreement nor any of the rights granted under it shall be assignable by either party without the prior written consent of the other, provided however, that this Agreement may be assigned to a successor company without the prior consent of the other in the event of a merger, acquisition, or sale of substantially all of the assets of a party.

15.  DURATION

15.1 This Agreement shall commence on the date first above written and shall remain in full force and effect for a term of five (5) years, and continuing for so long thereafter as the licenses granted hereunder remain in force and effect and Rohm continues to manufacture and sell the Standard ProASIC Products at 0.35 micron process technology and above and continues to use the ProASIC Technology in Embedded Applications and for ProASIC Chip on Chip Products and for GateField's Current ProASIC Products; provided, however, that it may be terminated by either party pursuant to Section 16 hereof.

16.  TERMINATION

16.1 This Agreement may be terminated as follows:

(a) by either party by written notice to the other party if (i) receiver shall have been appointed over the whole or any substantial part of the assets of the party, (ii) a petition or similar document is filed by the other party initiating any bankruptcy or reorganization proceeding, or (iii) such a petition is filed against the other party and such proceeding shall not have been dismissed or stayed within 60 days after such filing; or

(b) by either party upon thirty (30) days written notice if the other party has breached the terms of the Agreement in any material respect and fails to cure such breach within thirty (30) days after such party's receipt of written notice of such default; or

(c) by GateField upon written notice at any time, for breach of Section 10 ("Proprietary Rights and Confidentiality"); or

(d) by GateField at any time upon thirty (30) days notice, in the event Rohm fails to provide Standard ProASIC Products to GateField for resale pursuant to Section 9 and such failure is not cured during this thirty (30) day notice period.

17.  EFFECT OF TERMINATION

17.1 Upon any termination or expiration of the Agreement for any reason caused by Rohm, Rohm may continue to accept Customer orders during the applicable notice period, and Rohm shall deliver Products to Rohm Customers during the sixty (60) day period ("Delivery Period") commencing upon expiration of the notice period. Upon completion of the Delivery Period, the termination shall be effective with the following consequences, solely at the option of GateField,

(a) All orders or portions thereof remaining unshipped as of the effective date of termination shall automatically be canceled.

(b) For a period of one year after the date of termination, Rohm shall make available to GateField for inspection and copying all books and records of Rohm that pertain to Rohm's performance of and compliance with it's obligations, warranties and representations under this Agreement.

(c) Rohm shall forthwith cease all use of GateField trademarks, and will not use any mark which is confusingly similar to any GateField trademark.

(d) Rohm shall return and cease use of all GateField ProASIC Technology, Proprietary Information, marketing literature, end-user documentation, and materials to GateField.

(e) NEITHER GATEFIELD NOR ROHM SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT THE TERMINATION OF THIS AGREEMENT FOR ANY REASON.

(f) Rohm will immediately cease all manufacture, marketing, sale and representations concerning the Rohm ProASIC Products and Rohm ASICmaster Software.

(g) Neither party will be entitled to any reimbursement in any amount for any training, market development, investments or other costs expended by either party before their termination of this Agreement, regardless of the reason for, or method of, termination of this Agreement.

(h) GateField's rights to receive and Rohm's obligation to pay all amounts due hereunder as well as Rohm's obligations under Section 10 ("Proprietary Rights and Confidentiality"), 17 ("Effect of Termination"), and 18 ("Miscellaneous") shall survive termination of the Agreement. All other provisions of the Agreement shall terminate upon termination of this Agreement for any reason.

17.2  GateField may, at its option, elect to terminate the Agreement under
Section 16.1, or may allow Rohm the right to continue manufacturing, marketing and selling Rohm ProASIC Products and Version 4p2 ASICmaster Software and pay GateField a royalty equal to five percent (5%) of all revenue received by Rohm from Rohm ProASIC Products and Rohm ASICmaster Software, payable net thirty (30) days after receipt.

17.3 Upon any termination or expiration of this Agreement caused by GateField's breach of this Agreement, the license granted to Rohm and any rights of Rohm hereunder shall survive, and Rohm may continue to sublicense Version 4p2 ASICmaster Software and ASICmaker to its Customers each at agreed upon prices and discounts and manufacture and sell Standard ProASIC Products.


18.  MISCELLANEOUS

18.1 NOTICES. All notices or reports permitted or required under this Agreement must be in writing and must be delivered by personal delivery, telegram, telex, telecopier, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, ten (10) days after deposit in the mail, or upon acknowledgment or receipt of electronic transmission. Notices shall be sent to the address set forth in this Agreement or such other addresses as either party may specify in writing. All notices to GateField shall be sent to its President.

18.2 FORCE MAJEURE. Neither party will be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, or any other similar cause which is beyond the reasonable control of such party.

18.3 WAIVER. The failure of either party to require performance by the other party of any provision hereof will not affect the full right to require such performance at any time thereafter nor will the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

18.4 SEVERABILITY. In the event that any provision of this Agreement is found to be unenforceable or invalid under any applicable law or is so held by a court of competent jurisdiction, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

18.5 INJUNCTIVE RELIEF. It is expressly agreed that violation of Section 10 ("Proprietary Rights and Confidentiality") of this Agreement will cause irreparable harm to GateField and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, GateField will be entitled to any injunctive relief or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of
Section 10 of this Agreement.

18.6 GOVERNING LAW. This Agreement will be governed in all respects by the internal laws of the State of California, U.S.A. The parties agree that the United Nations Convention on Contracts for the International Sales of Goods
(1980) is specifically excluded from application to this agreement.

18.7 HEADINGS. The section headings appearing in the Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section in an affect this Agreement.

18.8 ARBITRATION. Any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach of this Agreement which cannot be resolved between the parties shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators. Each party shall appoint one (1) arbitrator of its choosing within 30 days of the arbitration notice and the two (2) arbitrators thus selected shall appoint the third arbitrator, who may not be a national of the United States or Japan. In the event that GateField is the demanding party, the arbitration shall be held in Osaka, Japan and in the event that Rohm is the demanding party, the arbitration shall be held in the City of San Francisco, State of California, U.S.A. All proceedings will be held and a transcribed record prepared in English. The award rendered by the arbitrators shall be final and binding and shall include costs of arbitration, reasonable attorney's fees and reasonable costs for expert and other witness, and judgment on such award may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, nothing in this Agreement will be deemed to prevent GateField from seeking injunctive relief (or any other provisional remedy) from any court of competent jurisdiction as necessary to protect GateField's rights pursuant to Section 10.

18.9 AMENDMENTS. The parties agree that this Agreement may be amended upon mutual written agreement of GateField and Rohm. Each amendment to this agreement shall be signed by both parties to this Agreement.

18.10 COUNTERPARTS. This Agreement may be signed in two counterparts each of which shall be deemed to be an original, but which together will form a single Agreement as if both parties had executed the same document.

18.11 AUTHORITY. Each party warrants that it has full power and authority to enter into and perform its obligations under this Agreement, this Agreement has been duly authorized by and is binding and enforceable upon such party and the person signing this Agreement on that party's behalf has been duly authorized and empowered to enter into this Agreement. Each party further acknowledges that it had read this Agreement, understands it, and agrees to be bound by it.

18.12 APPROVALS. In each case where approvals or consents of either party are required under this Agreement, such approvals or consents shall not be unreasonably withheld.

18.13 ENTIRE AGREEMENT. This Agreement (including the Attachments) sets forth the entire understanding and agreement of the parties as to the matter covered hereby. This Agreement supersedes any prior or collateral agreements with respect to the matters covered by this Agreement.

18.14 BANKRUPTCY. It is the intent and desire of the parties that the licenses granted to Rohm hereunder shall survive any insolvency, bankruptcy filing or bankruptcy declaration by or on behalf of GateField, and the parties agree to take all reasonable steps legally available to further and not contradict or oppose the above stated intent and desire.

18.15 SUCCESSION. In the event of an acquisition of a controlling interest of more than 50% of either party to an entity not in control at the time of the execution of this Agreement, this Agreement shall bind and inure to the benefit of each such party, its successors and assigns. In the event of an acquisition of a controlling interest of either party to an entity not in control at the time of the execution of this Agreement, this Agreement shall bind and inure to the benefit of each such party, its successors and assigns.

18.16  LIST OF ATTACHMENTS.

       Attachment A        Rohm's Chip on Chip Packaging Technology
       Attachment B        List of Deliverables For Licenses
       Attachment C        GateField Software License Agreement

     GATEFIELD CORPORATION    ROHM CO., LTD.


     By: /s/ James R. Fiebiger                    By: /s/ Junichi Hikita


     Name:     Dr. James R. Fiebiger              Name:     Junichi Hikita

     Title:    Chief Executive Officer            Title:    Managing Director